Exhibit 10.3

RULES OF THE

NuCana BioMed Limited

2016 SHARE OPTION SCHEME (INCLUDING ENTERPRISE

MANAGEMENT INCENTIVES & INCENTIVE STOCK OPTIONS)

Approved and Adopted by the Board of NuCana BioMed Ltd

on 14 January 2016

SCHEDULE 1	LETTER OF INVITATION

SCHEDULE 2	OPTION AGREEMENT

SCHEDULE 3	INCENTIVE STOCK OPTIONS: US SUB-PLAN

i

NuCana Biomed Limited

2016 SHARE OPTION SCHEME

RULES

(INCLUDING ENTERPRISE MANAGEMENT INCENTIVES

& INCENTIVE STOCK OPTIONS)

1.	INTERPRETATION

1.1	In these Rules (unless the context otherwise requires) the following words and expressions shall have the following meanings:

	“Admission”	the admission of part of or the entire issued share capital of the Company (or any holding company of the Company) to listing on the Official List of the UK Listing Authority and to trading on the market for listed securities of London Stock Exchange plc, or to trading on AIM or to trading on any recognised investment exchange (as that term is defined in section 841 ICTA);

	“Adoption Date”	the date on which the Scheme is adopted by the Board/Company;

	“AIM”	the market of that name operated by the London Stock Exchange Plc;

	“Any Other EMI Scheme”	any scheme (other than the Scheme) adopted by the Company or any Group Member or by the Board which provides for the grant of options to acquire Shares which are Qualifying Options;

	“Any Other Scheme”	any scheme (other than the Scheme) approved by the Company in general meeting or adopted by the Board which provides for the acquisition of Shares by or on behalf of employees or directors of the Group;

	“Appropriate Period”	as defined in Rule 8.3;

	“Associated Company”	has the meaning given to that expression by section 416 ICTA;

	“Auditors”	the auditors for the time being of the Company (acting as experts and not as arbitrators);

“Board”	the board of directors for the time being of the Company or a committee thereof duly authorised for the purposes of the Scheme;

“Capital”	issued equity share capital of the Company as that term is defined in section 548 of the Companies Act 2006;

“Change of Control”	means any of the events set out in Rule 8.1 (a) to (c);

“Close Period”	any period where there are restrictions on dealing in the shares as stipulated by a relevant authority including under the rules of AIM;

“Company”	NuCana BioMed Limited registered in the UK with registration number 03308778 and whose registered address is 77-78 Cannon Street, London, England, EC4N 6AF;

“Control”	has the meaning given to it by section 840 ICTA and “Controlled” shall have a similar meaning;

“Date of Grant”	the date on which an Option was or is to be granted under Rule 2;

“Eligible Employee”	An employee or director of the Company or of a Qualifying Subsidiary and additionally, in the case of an Option which is to be granted as an EMI Option, a person who at the appropriate time (as defined in Schedule 5) also satisfies the requirements of paragraphs 25 and 26 of Schedule 5, and whose average amount per week of reckonable time in relevant employment (as defined in section 535(3) ITEPA and paragraph 26 Schedule 5) during a tax year is not less than 25 hours a week or such other relevant statutory threshold at the appropriate time;

“EMI Code”	the provisions set out in sections 527 to 541 ITEPA (inclusive), Schedule 5 and Part 4 Schedule 7D TCGA;

“EMI Option”	a right (for the time being subsisting) to acquire Shares under the Scheme in accordance with these Rules and which is a Qualifying Option;

“Exercise Conditions”	conditions, if any, determined by the Board at the Date of Grant and as set out in the Appendix of the Option Agreement required to be satisfied before the Option can be exercised, such conditions being subject to the provisions set out in Rule 5;

“FSMA”	the Financial Services and Markets Act 2000;

“Group”	the Company and its Subsidiaries and “Group Member” shall be construed accordingly;

“HMRC”	HM Revenue and Customs;

“Incentive Stock Option”	means an option or portion thereof intended to meet the requirements of an incentive stock option as defined in US Code Section 422, subject to the provisions of Schedule 3 to these Rules and designated as an Incentive Stock Option in the applicable Option Agreement, and if the Board does not designate an Option as an Incentive Stock Option in the Option Agreement, the terms of the Option Agreement for such Option hereby provide that the Option will not be treated as an Incentive Stock Option under US Code Section 422:

“ICTA”	the Income and Corporation Taxes Act 1988;

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;

“Joint Election”	means a joint election pursuant to sections 425, 430 or 431 ITEPA;

“Letter of Invitation”	a letter substantially in the form set out in Schedule 1 to these Rules provided by the Company to an employee or director inviting him to accept the grant of an Option;

“Market Value”	has the same meaning as it has for the purposes of Part VIII TCGA and which shall be deemed to be:

(a) the middle market quotation of a Share as decided from the Official List for the dealing day immediately preceding the Date of Grant; or

(b) (if the Shares are not for the time being so quoted) the price determined by the Board, as being the market value of a Share on the day prior to the day on which the Option in question is granted and, for an EMI Option agreed by Shares Valuation at HMRC

and, for an Incentive Stock Option the Fair Market Value as defined in Schedule 3 to these Rules;

“Material Interest”	means an interest in the Company as set out in paragraph 29 of Schedule 5;

“NIC”	national insurance contributions;

“Notice of Exercise”	a notice of exercise substantially in the form set out in the Appendix to the Option Agreement;

“Notice of Grant”	in the case of Options which are to be EMI Options, a notification to HMRC to be jointly signed by

(a) the employer company of the Option Holder and

(b) the Option Holder

in such form required by HMRC from time to time;

“Official List”	the official listing as referred to in Part VI FSMA;

“Option”	an option to acquire Shares granted under these Rules, whether an EMI Option or an Unapproved Option or an Incentive Stock Option;

“Option Agreement”	a written agreement between the Company and the Option Holder in the form of a deed substantially in the form set out in Schedule 2 to these Rules and (i) if it is an EMI Option containing the information required by Schedule 5; and (ii) if it is an Incentive Stock Option being subject to the provisions of Schedule 3 to these Rules;

“Option Holder”	a person who holds an Option or (where the context admits) his personal representatives;

“Option Price”	the price at which each Share may be acquired on the exercise of an Option determined by the Board at the Date of Grant being not substantially less than the Market Value and, subject to Rule 10, not less than the nominal value of the Share where the Shares are to be acquired by direct issue from the Company;

“Qualifying Option”	an option which at the time of grant meets the requirements of Schedule 5 and in respect of which a Notice of Grant is executed;

“Qualifying Subsidiary”	has the meaning given in paragraph 11 of Schedule 5;

“Redundancy”	termination of employment by reason of redundancy in accordance with section 139 Employment Rights Act 1996;

“Relevant CSOP Option”	an option to acquire shares under a scheme approved pursuant to the provisions of Schedule 4 ITEPA;

“Rules”	these rules of the Scheme as from time to time altered pursuant to the provisions of Rule 11;

“Sale”	the making of one or more agreements (whether conditional or not) for an acquisition of the Capital of the Company giving rise to a change of Control of the Company;

“Schedule 5”	Schedule 5 ITEPA;

“Scheme”	means the 2016 NuCana BioMed Limited Share Option Scheme;

“Secondary NIC Liability”	any employer’s secondary NIC charge arising on the exercise or release of an Option;

“Share”	a fully paid ordinary share of the Company;

“Subsidiaries”	a subsidiary as defined under section 1159 Companies Act 2006;

“Tax Liabilities”	any income tax and NIC charge arising as a consequence of the exercise or release of the Option or in respect of the Shares acquired pursuant to the exercise of such options and including arising under a Joint Election or receipt of money or money’s worth in connection with such Options or the acquired Shares, for which the Company or a Group Member has accounted or is required to account for to HMRC and including, unless otherwise stated, where permitted by law the employer’s national insurance contributions (or their equivalent);

“TCGA”	the Taxation of Chargeable Gains Act 1992;

“UK Listing Authority”	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI Financial Services and Markets Act 2000;

“Unapproved Option”	an option to acquire Shares granted under this Scheme and subject to these Rules which:

(a) is designated an Unapproved Option; and/or

(b) does not fall within the provisions of Schedules 3, 4 or 5 ITEPA and does not satisfy the EMI Code but in respect of which these Rules apply; and/or

(c) a Non-Qualified Option as defined in paragraph 3.3 of Schedule 3 to these Rules.

1.2	Words denoting the singular shall include the plural and vice versa and words denoting the masculine gender shall include the feminine gender.

1.3	Rule headings are inserted for convenience only and are to be ignored in construing these Rules.

1.4	References in these Rules to any statute shall be deemed to include every modification, amendment and/or re-enactment by statute or sub-ordinate legislation for the time being in force.

1.5	References in these Rules to “month” shall be deemed to be references to a calendar month.

2.	PROVISIONS RELATING TO THE GRANT OF OPTIONS

2.1	In its absolute discretion, the Board has the power to grant Options (whether EMI Options or Unapproved Options or Incentive Stock Options) under the Scheme to Eligible Employees:

(a) subject to the limitations and conditions contained in these Rules;

(b) provided they are not prohibited by law; and

(c) for commercial reasons in order to recruit or retain an Eligible Employee in the Group.

2.2	The procedure for granting Options shall be as follows:

(a) the Board shall by resolution:

(i) select a number of Eligible Employees to whom Options shall be granted and the intended Date of Grant;

(ii) determine the maximum number of Shares which each such Eligible Employee shall be entitled to acquire on the exercise of the Options;

(iii) determine the Option Price, the periods during which Options may be exercised, and any Exercise Conditions to apply to the option to be granted;

(iv) specify which Options shall be EMI Options or Unapproved Options or Incentive Stock Options;

(v) determine if the Option Holder is to indemnify against secondary NIC Liability under Rule 2.6;

	(b)	the Board shall send to each selected Eligible Employee the following documents to invite him or her to enter into an Option Agreement:

		(i)	a Letter of Invitation;

		(ii)	a copy Letter of Invitation (to sign and return);

		(iii)	an Option Agreement;

		(iv)	a Notice of Grant;

		(v)	a copy of the Rules;

		(vi)	any Explanatory Notes (if prepared); and

		(vii)	the Articles of Association of the Company;

	(c)	the Option Agreement must be duly executed by the Company and the Eligible Employee within 14 days of the date of the Letter of Invitation (or such other date determined by the Board) and the date when the Option Agreement is duly executed shall be the date of the Date of Grant.

2.3	The Option Agreement shall serve as evidence of the grant of the Option and accordingly no further certificate shall be issued to the Option Holder.

2.4	The Option shall state if the Option is being granted as an EMI Option, or to what extent it is being granted as an EMI Option; or alternatively if it is being granted as an Incentive Stock Option, or to what extent it is being granted as an Incentive Stock Option; otherwise in each case it shall be granted as an Unapproved Option.

2.5	If an Option Agreement is not duly executed as required under Rule 2.2 within the time limit specified the terms of the Letter of Invitation shall immediately lapse at the end of the period referred to therein and the Option shall not be granted nor be deemed to have been granted to the Eligible Employee.

2.6	It shall be a condition of the grant of an Option that the Option Holder:

	(a)	indemnifies the Company and any other Group Member to the extent permitted by law against any Tax Liabilities and where the Board so requires Secondary NIC Liability (together referred to as “Liabilities”); and

	(b)	enters into a Joint Election should the Board so require at any time prior to and as a condition of the exercise of the Option.

3.	LIMITS AND OTHER RESTRICTIONS OF THE SCHEME RULES

3.1	An EMI Option granted to an Eligible Employee under these Rules shall be limited and take effect so that the aggregate Market Value at the Date of Grant of Shares which may be acquired on the exercise of that EMI Option when added to:

(a) the aggregate Market Value at the Date of Grant of Shares which may be acquired on the exercise of Qualifying Options granted to him pursuant to the Scheme and Any Other EMI Scheme; and

(b) the aggregate Market Value at Date of Grant of Shares which may be acquired on the exercise of any Relevant CSOP Option held by such Eligible Employee at the Date of Grant shall not exceed £250,000 or such other sum as determined under paragraph 5 of Schedule 5.

3.2	To the extent that the aggregate Market Value of Shares under any EMI Option exceeds such sum as referred to in Rule 3.1, any Option granted over Shares representing the excess shall be granted under an Unapproved Option.

3.3	Pursuant to Rule 3.1 the Market Value of Shares shall be calculated at the time the options in relation to those Shares is granted or such other time as agreed in writing by HMRC.

3.4	If an Eligible Employee has previously been granted Qualifying Options under the Scheme or Any Other EMI Scheme over Shares with an aggregate Market Value of £250,000 as referred to in Rule 3.1 above (including EMI Options which have since been exercised or released) then any Option which shall be granted to such Eligible Employee within three years of the Date of Grant of the last such Qualifying Option shall be an Unapproved Option.

3.5	No Option shall be granted at a date more than ten years after the Adoption Date without further authorisation by the Company in general meeting.

3.6	Notwithstanding any other provisions of these Rules the Company may not issue Qualifying Options under the Scheme or any Other EMI Scheme such that the Market Value at the date of grant of Shares subject to such Qualifying Options exceeds £3 million or such other sum as determined under paragraph 7 of Schedule 5.

4.	NON-ASSIGNABILITY OF OPTIONS

Except as otherwise specifically provided in these Rules, each Option shall be exercisable only by the Option Holder to whom it is granted and may not be transferred, assigned or charged, and on any purported transfer, assignment or charge the Option shall automatically lapse.

5.	EXERCISE CONDITIONS

5.1	Exercise Conditions (if any) shall be:

(a) in respect of dates or events or profits or individual or collective performance criteria for a period which begins no earlier than the start of the accounting period in which the Date of Grant falls; and

	(b)	capable of independent objective assessment with a view to determining whether they have been satisfied; and

	(c)	set out in detail at the Date of Grant in the Option Agreement.

5.2	Different Exercise Conditions may be specified in respect of different numbers of the Shares comprised in the same Option.

5.3	Subject to the provisions of these Rules where an Option has been granted subject to Exercise Conditions, the Board shall as soon as reasonably practicable following the satisfaction of any Exercise Conditions give written notice to inform the Option Holder concerned that his Option has become exercisable subject always to the provisions of Rule 6.

5.4	Where events happen which cause the Board to consider that the Exercise Conditions are no longer appropriate, or the Board at its entire discretion so decides, it may:

	(a)	vary the Exercise Conditions provided that the new Exercise Conditions are not more difficult to satisfy than the original Performance Conditions; or

	(b)	remove the Exercise Conditions as a requirement of the exercise of the Option;

PROVIDED that the Option Holder is given notice in writing of the variation or removal as soon as practicable.

6.	EXERCISE OF OPTION

6.1	An Option shall be exercised:

	(a)	pursuant to the terms of exercise set out in the Option Agreement; and

	(b)	by lodging with the Company Secretary or such other person as the Board may specify, the relevant Option Agreement, a duly completed Notice of Exercise and (subject to Rule 8.6) the payment required in respect of the Option Price and any Tax Liabilities and secondary NIC liability.

6.2	Lapse of Options

An Option shall cease to be exercisable and shall lapse forthwith on the occurrence of the following events:

	(a)	5pm on the day before the tenth anniversary of the grant of the Option;

	(b)	the Option Holder ceases to be an employee of the Company or of a Qualifying Subsidiary save as provided for in Rule 7;

	(c)	the Option Holder does or suffers any act or thing (including bankruptcy) whereby he would or might be deprived of the legal or beneficial ownership of the Option;

	(d)	the lapsing events referred to in Rules 4, 7, 8 and 9.

6.3	Result of Exercise of Options

	(a)	Subject to:

(i) the obtaining of any necessary consent from H.M. Treasury, the Bank of England, the UK Listing Authority, the London Stock Exchange Plc or other relevant authority;

(ii) the terms of any such consent;

(iii) receipt by the Company of the appropriate payment for Shares to be acquired on exercise in full the Company shall (subject to Rule 8.7) within 30 days of receipt by the Company Secretary of a valid Notice of Exercise issue to or arrange the transfer to the Option Holder the number of Shares in respect of which the Option has been exercised (but if during a Close Period such issue or transfer shall be effected as soon as reasonably practicable after the end of the Close Period).

	(b)	The Board shall at all times keep available sufficient unissued Shares or shall procure that there are available sufficient Shares to satisfy the exercise of all Options granted under the Scheme. For this purpose the Board may enter into an agreement with any individual, company or the trustees of any employee benefit trust for the provision by such persons of Shares to satisfy Options. In such case, and if appropriate, the Option Price payable by the Option Holder shall be received by a member of the Board as trustee for such persons (to whom it shall account) and the Board shall procure the transfer of Shares by such persons upon exercise of the Option.

	(c)	All Shares issued on exercise of Options shall on issue rank equally in all respects with the Company’s existing Shares of the same class, save that the Shares issued under the Scheme will not rank for any dividends or other distributions declared or recommended the record date for which falls on or prior to the date when the Option is exercised.

6.4	Tax Liability

	(a)	It being a condition of the grant of an Option that each Option Holder indemnifies the Company and any other Group Member against Tax Liabilities and/or secondary NIC Liabilities (“Liabilities”) pursuant to Rule 2.6(a), to the extent that the Liabilities cannot be (or are not) deducted from payments made by the Company or Group Member to the Option Holder, the Company shall be authorised by the Option Holder:

(i) to retain and sell on the Option Holder’s behalf sufficient Shares issued or acquired on exercise of the Option to raise the necessary funds to meet and to apply such funds in discharging the Liabilities or reimbursing the Company or the relevant Group Member; and/or

(ii) to make such other arrangements with the Option Holder in question as the Board deems appropriate for the reimbursement to the Company or relevant Group Member of the Liabilities.

7.	CESSATION OF EMPLOYMENT

Subject to Rule 6.2 and subject to Rule 5:

7.1	If an Option Holder dies before exercising an Option or part thereof, the Option may (and must, if at all) be exercised by his personal representatives to the extent that any Exercise Conditions have been met within the period ending on the earlier of:

	(a)	the expiry of 12 months after the date of death; and

	(b)	the time referred to in Rule 6.2(a), and failing such exercise the Option shall lapse.

7.2	If an Option Holder ceases to be an Eligible Employee of the Company or of a Qualifying Subsidiary otherwise than on death:

	(a)	by reason of cessation of employment with any Group Member due to ill health, injury or disability, redundancy or retirement on reaching the age at which he is bound to retire in accordance with the terms of his contract of employment; or

	(b)	by reason only that his office or employment is in a company of which the Company ceases to have Control; or

	(c)	his office or employment relates to a business or part of a business which is transferred to a person who is neither an Associated Company of the Company nor a company of which the Company has Control; or

	(d)	by reason of cessation of employment for any other reason, apart from summary dismissal for fraud or gross misconduct;

then any Option may be exercised, always only to the extent that any Exercise Conditions have been met when the Option Holder ceases to be an Eligible Employee of the Company or of a Qualifying Subsidiary, at any time prior to the expiry of the period of twelve months after his so ceasing and any Option not so exercised shall automatically lapse. For the avoidance of doubt where an Option Holder ceases to be an Eligible Employee of the Company or of a Qualifying Subsidiary, any part of an Option in respect of which Exercise Conditions have not been met shall lapse forthwith.

7.3	If an Option Holder, other than for a reason specified in Rules 7.1 or 7.2, ceases to be an Eligible Employee of the Company or of a Qualifying Subsidiary including by reason of termination or repudiation of contract by the Company whether lawful or otherwise then any Option not exercised by the time of such cessation shall immediately cease to be exercisable and shall lapse 90 days after such cessation unless within 90 days after cessation the Board in its absolute discretion shall permit the Option to be exercised in whole or in part within a specified period in which event the Option may be exercised by the Option Holder to the extent so permitted by the Board so long as it is prior to the time referred to in Rule 6.1(a), and failing such exercise the Option shall lapse.

7.4	An Option Holder shall not be treated for the purposes of these Rules as ceasing employment until such time as he is no longer a director or employee of the Company or of any Qualifying Subsidiary and an Option Holder (being a woman) who is absent from work by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 before exercising an Option under the Scheme shall be treated for the purposes of these Rules as not having ceased to be such an employee.

7.5	For the purposes of these Rules, where an Option Holder’s contract of employment with the Group is terminated by a Group Member without notice the Option Holder’s employment shall be deemed to cease on the date on which the termination takes effect and where the said contract is terminated by notice given or received by a Group Member, the Option Holder’s employment shall be deemed to cease on the date on which that notice is served.

8.	CHANGE OF CONTROL AND SALE OF THE COMPANY

8.1	Change of Control – If:

(a) any person or group of persons acting in concert obtains Control of the Company as a result of making:

(i) an offer to acquire more than 50% of the Capital of the Company which is made on a condition such that if it is satisfied the person or group of persons will have Control of the Company; or

(ii) a general offer to acquire all the Capital (or all the shares which are of the same class of those to which the Option relates); or

(b) any person becomes entitled or bound to acquire shares in the capital of the Company under sections 974 to 991 of the Companies Act 2006; or

(c) under sections 895 to 901 of the Companies Act 2006 the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies;

and if the Option Agreement allows for exercise of the Option on a Change of Control, an Option Holder (or his personal representative) may at any time during the three days prior to or within the Appropriate Period, exercise any Option or part thereof which has not lapsed. Any Option which is not so exercised shall lapse at the expiry of the Appropriate Period.

8.2	Replacement Options:

	(a)	If a company (in this Rule called the “Acquiring Company”) has acquired Control of the Company as a result of any of the events described in Rule 8.1(a) or 8.1(c), or becomes entitled or bound as mentioned in Rule 8.1(b) or obtains all the shares of the Company whose shares are subject to any outstanding Qualifying Options as a result of a qualifying exchange of shares (as defined in paragraph 40(1) Schedule 5) (such acquiring of Control or becoming entitled or bound or obtains, being referred to below as a “Specific Event”), any Option Holder may by agreement with the Acquiring Company at any time within the Appropriate Period as defined in Rule 8.3 below release his rights in respect of any EMI Option held by him (in this Rule referred to as the “Old Option”) in consideration of the grant to him of rights (in this Rule referred to as the “Replacement Option”) which are equivalent and relate to shares in the Acquiring Company, and which comply with Rule 8.2(b).

	(b)	A Replacement Option is one in relation to which the requirements of paragraph 43 of Schedule 5 are satisfied at the time of release of the Old Option including grant by reason of the Option Holder’s employment with the Acquiring Company.

8.3	“Appropriate Period” means:

	(a)	in a case falling within Rule 8.1(a) and where Rule 8.1(b) does not apply, the period of six months beginning with the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made is satisfied;

	(b)	in a case falling within Rule 8.1(b) the period during which the person remains bound or entitled as mentioned in that paragraph; and

	(c)	in a case falling within Rule 8.1(c) the period of six months beginning with the time when the court sanctions the compromise or arrangement.

8.4	If a Replacement Option shall be granted to an Option Holder by reference to any Specific Event, Rules 8.1(a), 8.1(b) and 8.1(c) above shall cease to apply by reference to that Specific Event (but without prejudice to their application by reference to any other Specific Event). Any EMI Option which is not exercised or released pursuant to this Rule within the Appropriate Period following a Specific Event (but not any Replacement Option granted by reference to that Specific Event) shall lapse.

8.5	Sale: If the Option Agreement allows for exercise of the Option on a Sale, in the event that the Board becomes aware that there may be a Sale of the Company they shall give notice (a “Sale Notice”) in writing to the Option Holder specifying that a Sale may be forthcoming and that the Option will lapse immediately following the sale if not exercised prior to completion of the Sale unless a Replacement Option is offered to the Option Holder in accordance with Rule 8.2 (or unless some other form of replacement option is offered by the prospective purchaser).

8.6	At any time after receipt of a Sale Notice under Rule 8.5 and prior to completion of the Sale, the Option Holder may exercise the Option in accordance with Rule 6 but only on the basis that the Option Holder agrees to sell to the purchaser on completion of the Sale all the Shares acquired as a result of the exercise of the Option. Any such Exercise Notice from the Option Holder shall be accompanied by a cheque for the aggregate Option Price but shall specify the number of Shares over which the Option Holder wishes to exercise his Option, and any such notice may not be withdrawn without the consent of the Board.

8.7	Completion of the subscription for, or transfer of, the Shares shall take place prior to completion of the Sale and the Company shall issue and allot the relevant Shares in favour of the Option Holder and shall register such issue and allotment or transfer prior to completion of the Sale.

8.8	In the event that the Sale proceeds are received directly by the Option Holder, the Option Holder undertakes to reimburse the Company (or any other Group Company) for a sum equal to the aggregate Option Price, along with any Tax liabilities and/or secondary NIC Liability that may be due in relation to the exercise of the Option, whether by deduction under Rule 6.4 or otherwise.

8.9	Rule 8.5 to 8.8 above dealing with a Sale shall take priority over Rule 8.1 dealing with other forms of Change of Control and for the avoidance of doubt in the event of a Sale, Rule 8.1 will not apply but Rules 8.2 to 8.4 may apply.

9.	WINDING-UP OF THE COMPANY

9.1	If at any time while any Option remains unexercised notice is duly given of a general meeting of the Company at which a resolution will be proposed for the voluntary liquidation of the Company, every Option which has not lapsed prior to such resolution shall be exercisable in whole or in part until the commencement of such winding-up within the meaning of Section 86 of the Insolvency Act 1986.

9.2	Pursuant to the above Rule 9.1 the Company shall give to each Option Holder holding any unexercised Option notice of any meeting called for the purpose of considering a resolution for the voluntary liquidation of the Company and shall at the same time give him notice of his rights under this Rule 9 and subject to the foregoing, all Options shall lapse on the commencement of any liquidation of the Company.

10.	VARIATION OF CAPITAL

10.1	Subject to Rules 10.3 and 10.4 below, in the event of any increase or variation of the Capital (whenever effected) by way of capitalisation or rights issue, or sub-division, consolidation or reduction, the Board may make such adjustments as they consider appropriate under Rule 10.2 below.

10.2	An adjustment made under this Rule 10 shall be to one or more of the following:

(a) the number of Shares in respect of which any Option granted under the Scheme may be exercised;

(b) the price at which shares may be acquired by the exercise of any such Option;

(c) where any such Option has been exercised but no Shares have been transferred pursuant to such exercise, the number of Shares which may be so transferred and the price at which they may be acquired.

10.3	Except in the case of a capitalisation issue, no adjustment under Rule 10.2 above shall be made without the prior confirmation in writing by the Auditors or other share valuers to the Board that it is in their opinion fair and reasonable.

10.4	No adjustment under Rule 10.2 above shall be made

(a) which would affect EMI Options which are Qualifying Options without the prior approval of HM Revenue and Customs if so required;

(b) as a result of which the aggregate amount payable on the exercise of an Option in full would be increased or reduced.

10.5	An adjustment under Rule 10.2 above may have the effect of reducing the price at which Shares may be acquired by the exercise of the Option to less than their nominal value, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised and which are to be allotted pursuant to such exercise exceeds the price at which the same may be subscribed for, and to apply such sum in paying up such amount on such Shares, and so that on exercise of any Option in respect of which such a reduction shall have been made, the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

10.6	As soon as reasonably practicable after making any adjustment under Rule 10.2 above, the Board shall give notice in writing thereof to each Option Holder.

11.	ALTERATIONS TO THE RULES

11.1	The Board may by resolution at any time make any alteration to the Rules which it thinks fit subject to the provisions of this Rule 11.

11.2	No such alteration which would affect an EMI Option which is a Qualifying Option shall take effect if the result would be:

(a) to increase the aggregate Market Value of the Shares that are the subject of such Qualifying Option; or

(b) that the requirements of Schedule 5 would cease to be met in relation to such EMI Option.

11.3	No alteration shall be made which would materially increase the liability of any Option Holder or which would materially decrease the value of his subsisting rights attached to any Option without in each case that Option Holder’s prior written consent.

11.4	No alteration shall take effect without the prior approval of the Company in general meeting (except for minor amendments to benefit administration of the Scheme, to comply with or to take account of any applicable legislation or statutory regulations or any change therein or any requirements of HM Revenue and Customs for the approval of the Scheme under any such legislation or regulations or to obtain or maintain favourable taxation treatment for the Company or the Option Holders or potential Option Holders).

11.5	As soon as reasonably practicable after making any alteration under Rule 11.1 above the Board shall give notice in writing thereof to each Option Holder.

12.	MISCELLANEOUS

12.1	Any Option granted pursuant to the Rules shall not form part of the contract of employment of any person who participates in the Scheme. The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in the Scheme or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever (including unfair or wrongful dismissal) insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination. No such participation, rights or benefits shall be taken into account for the purposes of calculating the amount payable to any pension fund. Options granted pursuant to the Scheme shall not constitute any representation or warranty that any benefit will accrue to any individual who is granted an Option.

12.2	The Scheme shall in all respects be administered by the Board who may from time to time make and vary such rules and regulations for its conduct not inconsistent with these Rules and may from time to time establish such procedures for administration and implementation of the Scheme and Rules as it thinks fit, and in the event of any dispute or disagreement as to the interpretation of the Rules, or of any rule, regulation or procedure, or as to any question or right arising from or related to the Scheme, the decision of the Board shall be final and binding upon all persons (subject to the written concurrence of the Auditors having been obtained when so required by the Rules).

12.3	Any Group Member may provide money to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for these purposes, to the extent permitted by the Companies Act 2006.

12.4	In any matter in which they are required to act under the Rules, the Auditors shall be deemed to be acting as experts and not as arbitrators and the Arbitration Acts 1950 to 1996 shall not apply to these Rules.

12.5	Any notice or other communication under or in connection with the Rules may be given by personal delivery or by sending the same by post, in the case of a company to its registered office and in the case of an individual to his last known address, or, where he is a director or employee of a Company participating in the Scheme, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by first-class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped.

12.6	The costs of introducing and administering the Scheme shall be borne by the Company or any Group Member.

12.7	The Board shall maintain all necessary books of account and records relating to the Scheme.

12.8	Subject to the Articles of Association of the Company, an Option Holder who is a director of the Company may, notwithstanding his interest, vote on any resolution concerning the Scheme (other than in respect of his own participation therein) and may retain any benefits under the Scheme.

13.	GOVERNING LAW

The Rules and the Scheme shall in all respects be governed by the laws of England.

THIS IS THE SCHEDULE TO THE RULES OF THE NUCANA BIOMED LIMITED 2016 SHARE OPTION SCHEME (INCLUDING ENTERPRISE MANAGEMENT INCENTIVES & US INCENTIVE STOCK OPTIONS)

SCHEDULE 1        LETTER OF INVITATION

SCHEDULE 2        OPTION AGREEMENT

Form of Unapproved Option Agreement

This Agreement which is in the form of a deed is made the [●] day of [●]                  2016

BETWEEN

(1)	NuCana Biomed Limited (03308778) whose registered office is at 77-78 Cannon Street, London, England, EC4N 6AF (“the Company”); and

(2)	[option holder’s name] of [option holder’s address] who will become “the Option Holder”

RECITALS

A.	This Unapproved Option is granted subject to the rules of the 2016 NuCana Biomed Limited Share Option Scheme (“the Scheme”).

B.	A copy of the rules which is appended to this Agreement provides for the grant of options for commercial reasons in order to recruit and retain key Eligible Employees (“the Rules”).

C.	The Option Holder [commenced employment] or [became a director] with the Company on [●] (“the Commencement Date”).

NOW THIS AGREEMENT WITNESSES

1.	In this Agreement the definitions in the Rules shall apply.

2.	The Company hereby grants to the Option Holder the Unapproved Option to acquire a maximum of [●] Shares, at an Option Price of [●] per Share.

3	Exercise

3.1	The options shall be exercisable as follows:

a)	options over [●] Shares may be exercised at any time after the date falling 12 months from the Commencement Date (“the First Anniversary”) provided the Option Holder is an Eligible Employee on the First Anniversary;

b)	options over a further [●] Shares may be exercised at any time after the date falling 24 months from the Commencement Date (“the Second Anniversary”) provided the Option Holder is an Eligible Employee on the Second Anniversary;

c)	options over a further [●] Shares may be exercised at any time after the date falling 36 months from the Commencement Date (“the Third Anniversary”) provided the Option Holder is an Eligible Employee on the Third Anniversary;

d)	options the final [●] Shares may be exercised at any time after the date falling 48 months from the Commencement Date (“the Fourth Anniversary”) provided the Option Holder is an Eligible Employee on the Fourth Anniversary;

and where options become exerciseable in accordance with the foregoing they shall be referred to as having “vested” or “vest” and those which are not exerciseable shall be referred to as “unvested”.

3.2	Upon the Option Holder ceasing to be an Eligible Employee for any reason all options which are unvested shall lapse forthwith.

3.3	All unvested options which have not lapsed in accordance with clause 3.2 shall immediately vest if following a Change of Control of the Company (as defined in the Rules):-

(a)	The Option Holder remains an Eligible Employee; and

(b)	One of the following conditions is also satisfied:-

(i)	The Option Holder has experienced a material reduction in his base compensation payable on or around the Date of Grant or as the same may be increased from time to time; or

(ii)	The Option Holder has experienced a material change or reduction in his authority, duties, reporting or responsibilities, provided, however, that a change in job title shall not be deemed a “material reduction” unless the Option Holder’s new authority, duties, reporting or responsibilities are substantially changed or reduced from the prior authority, duties, reporting or responsibilities.

4.	The Unapproved Option may not be exercised:

4.1	after the time in Rule 6.2(a);

4.2	from the date the Option Holder ceases to be an Eligible Employee of the Company or of any Qualifying Subsidiary in accordance with Rule 6.2 (b) (except to the extent provided in Rule 6.2 (b) and Rule 7) and Rule 6.2 (b) shall be deemed to refer to the Option Holder ceasing to be an “Eligible Employee”;

4.3	following a Change of Control or a Sale of the Company except to the extent provided in Rule 8;

4.4	following the commencement of the winding up of the Company as set out in Rule 9.

provided that in the case of sub-clause 4.3 above where options have not vested in accordance with any of clauses 3.1 (a) to (d) prior to the occurrence of a Change of Control or Sale and where the vesting conditions to any such options are thereafter satisfied on the relevant vesting anniversaries occurring after the Change of Control or Sale (a “Post Event Vested Option”) the Option Holder shall remain entitled to exercise the Post Event Vested Option within the period of 30 days following the date of it becoming vested and Rule 8 shall be interpreted accordingly. Where the Post Event Vested Option is not so exercised within the period of 30 days following the date of it becoming so vested it shall lapse.

5.	The Unapproved Option will lapse on the occurrence of any of the events as set out in Rule 6.2.

6.	To exercise the Unapproved Option the Option Holder must lodge with the Company Secretary of the Company (or such other person as the Company may from time to time notify to the employee in writing):

6.1	this Option Agreement;

6.2	a duly completed Notice of Exercise in the form appended to this Option Agreement;

6.3	where required by the Company, a duly completed Joint Election; and

6.4	a cheque made payable to the Company in respect of the Option Price.

7.	The Option Holder hereby:

7.1	covenants with the Company to allow the Company to recover from the Option Holder Tax Liabilities arising in connection with or as a result of the exercise of the Unapproved Option and to indemnify and keep indemnified on a continuing basis the Company and any Group Member in respect of such Tax Liabilities and for the purposes of such indemnity:

7.2	hereby authorises the Company to deduct sufficient funds which, in the reasonable opinion of the Board, would be equal to any Tax Liabilities from any payment made to or in respect of the Option Holder by it or any Group Member during the same calendar month or other relevant period in which such Tax Liabilities arise. If there is no such payment made or the Tax Liabilities exceed the amount of such payment the Option Holder hereby agrees to pay the full amount of the Tax Liabilities or any such excess (as the case may be) in cleared funds within seven days of a valid demand by the Company or any Group Member; and

7.3	appoints a member of the Board as his trustee for the purposes of providing the Company or any Group Member (as appropriate) with sufficient funds to recover any Tax Liabilities by receiving on trust or retaining on trust (as the case may be) (out of the total number of Shares to which the Option Holder is entitled following the relevant exercise of the Unapproved Option) the legal title to and selling such number of Shares as, in the reasonable opinion of the Board, is required to realise a cash amount equivalent to the Tax Liabilities and the Option Holder hereby covenants to pay to the Company, should such sale realise a cash amount less than the Tax Liabilities, an amount equal to the difference within seven working days of demand by the Company.

8.	The Unapproved Option is exercisable only by the Option Holder (or his personal representatives) and may not be transferred, assigned or charged and the Unapproved Option will lapse on the occasion of any assignment, charge, disposal or other dealing with the rights conveyed by it.

9.	The Company has agreed or will agree the Market Value of a Share for the purposes of this Scheme as at the Date of Grant with HM Revenue and Customs.

10.	A person who is not a party to this deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this deed. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

11.	The Shares which will be acquired when the Option is exercised are subject to the terms and restrictions set out in the Company’s articles of association, and a copy of the current articles of association is attached.

APPENDIX

Form of Notice of Exercise

Please read the notes at the foot of his form carefully before completing it

To:	The Secretary

NuCana Biomed Limited

I, the undersigned1, having become entitled so to do, hereby exercise the Unapproved Option referred to in the attached Agreement in respect of Shares comprised in the Unapproved Option upon the terms of the 2016 NuCana Biomed Limited Share Option Scheme (“Scheme”) and agree to accept the Shares to be allotted and issued pursuant to this Notice of Exercise subject to and in accordance with the memorandum and articles of association of the Company and hereby request you to place my name on the register of members in respect thereof.

I enclose a remittance for £2 being the aggregate Option Price payable for the Shares in respect of which the Unapproved Option is now exercised, the Option Price (per Share) being [            ].

I understand that income tax and NIC (referred to as a Tax Liabilities in the Rules of the Scheme) may need to be accounted for by the Company to HM Revenue and Customs on this exercise and in respect of which I have indemnified the Company. I further understand that the Company has an obligation to deduct, insofar as possible, the amount of any Tax Liabilities from payments that it makes to me and I authorise the Company to make such deductions from my salary or other payments due to me.

(please tick as appropriate3)

☐	I wish to make a cash payment to the Company in respect of the outstanding Tax Liabilities (after deduction by the Company) arising from this exercise and enclose a second cheque made payable to the Company for £●.

☐	I authorise the Company to retain and to sell on my behalf sufficient Shares so as to realise an amount sufficient to discharge the Tax Liabilities arising from this exercise.

If applicable, I hereby request you to despatch a balance certificate for the Unapproved Option to subscribe for any Shares included in the Unapproved Option referred to overleaf and not exercised on this occasion, by post at my risk to the address mentioned below.

[1]	Although the Option referred to overleaf is personal to the holder named overleaf it may be exercised by his personal representative(s) if he dies while the Option is still capable of exercise provided the personal representative(s) does/do so before the expiration of 12 months from the date of the Option Holder’s death or 10 years from the date of its grant (if sooner). If there are more than one, each of the personal representatives must sign this form. A copy of the Grant of Probate must be provided with the completed Notice of Exercise.
[2]	The remittance should be for an amount equal to the Option Price per Share shown overleaf, multiplied by the number of Shares applied for.
[3]	Please tick the appropriate box. If you fail to tick a box or if you tick the first box but your cash payment or next month’s salary are insufficient to cover the full liability, the Company will retain and sell sufficient shares to cover the liability or shortfall or will withhold the transferring of the shares to you until the full tax liabilities have been met by you.

Signature:	Date:

Surname:

Forename(s):

Address:

In Witness whereof the parties have signed this Agreement on the date specified above:

EXECUTED as a DEED	)
but not delivered until the date hereof	)
for and on behalf of THE COMPANY	)

Director

Director/Secretary

SIGNED as a DEED	)
but not delivered until the date hereof	)
by ●	)
in the presence of:	)

Name of Witness
Address

Form of Option Agreement

This Agreement which is in the form of a deed is made the [●] day of [●] 2016

BETWEEN

(1)	NuCana Biomed Limited (03308778) whose registered office is at 77-78 Cannon Street, London, England, EC4N 6AF (“the Company”); and

(2)	[employee name] of [employee address] who will become “the Option Holder”

RECITALS

A.	This EMI Option is granted subject to the rules of the 2016 NuCana Biomed Limited Share Option Scheme, and is granted pursuant to Schedule 5 ITEPA 2003 (“the Scheme”).

B.	A copy of the rules which is appended to this Agreement provides for the grant of options for commercial reasons in order to recruit and retain key employees (“the Rules”).

C.	The Option Holder commenced employment with the Company on [●] (“the Commencement Date”).

NOW THIS AGREEMENT WITNESSES

1.	In this Agreement the definitions in the Rules shall apply.

2.	The Company hereby grants to the Option Holder the EMI Option to acquire a maximum of [●] Shares, at an Option Price of [●] per Share.

3	Exercise

3.4	The options shall be exercisable as follows:

e)	options over [●] Shares may be exercised at any time after the date falling 12 months from the Commencement Date (“the First Anniversary”) provided the Option Holder is an Eligible Employee on the First Anniversary;

f)	options over a further [●] Shares may be exercised at any time after the date falling 24 months from the Commencement Date (“the Second Anniversary”) provided the Option Holder is an Eligible Employee on the Second Anniversary;

g)	options over a further [●] Shares may be exercised at any time after the date falling 36 months from the Commencement Date (“the Third Anniversary”) provided the Option Holder is an Eligible Employee on the Third Anniversary;

h)	options the final [●] Shares may be exercised at any time after the date falling 48 months from the Commencement Date (“the Fourth Anniversary”) provided the Option Holder is an Eligible Employee on the Fourth Anniversary;

and where options become exerciseable in accordance with the foregoing they shall be referred to as having “vested” or “vest” and those which are not exerciseable shall be referred to as “unvested”.

3.5	Upon the Option Holder ceasing to be an Eligible Employee for any reason all options which are unvested shall lapse forthwith.

3.6	All unvested options which have not lapsed in accordance with clause 3.2 shall immediately vest if following a Change of Control of the Company (as defined in the Rules):-

(c)	The Option Holder remains an Eligible Employee; and

(d)	One of the following conditions is also satisfied:-

(i)	The Option Holder has experienced a material reduction in his base compensation payable on or around the Date of Grant or as the same may be increased from time to time; or

(ii)	The Option Holder has experienced a material change or reduction in his authority, duties, reporting or responsibilities, provided, however, that a change in job title shall not be deemed a “material reduction” unless the Option Holder’s new authority, duties, reporting or responsibilities are substantially changed or reduced from the prior authority, duties, reporting or responsibilities.

4.	The EMI Option may not be exercised:

4.1	after the time in Rule 6.2(a);

4.2	from the date the Option Holder ceases to be an employee of the Company or of any Qualifying Subsidiary in accordance with Rule 6.2 (b) (except to the extent provided in Rule 6.2 (b) and Rule 7);

4.3	following a Change of Control or a Sale of the Company except to the extent provided in Rule 8;

4.4	following the commencement of the winding up of the Company as set out in Rule 9.

provided that in the case of sub-clause 4.3 above where options have not vested in accordance with any of clauses 3.1 (a) to (d) prior to the occurrence of a Change of Control or Sale and where the vesting conditions to any such options are thereafter satisfied on the relevant vesting anniversaries occurring after the Change of Control or Sale (a “Post Event Vested Option”) the Option Holder shall remain entitled to exercise the Post Event Vested Option within the period of 30 days following the date of it becoming vested and Rule 8 shall be interpreted accordingly. Where the Post Event Vested Option is not so exercised within the period of 30 days following the date of it becoming so vested it shall lapse.

5.	The EMI Option will lapse on the occurrence of any of the events as set out in Rule 6.2.

6.	To exercise the EMI Option the Option Holder must lodge with the Company Secretary of the Company (or such other person as the Company may from time to time notify to the employee in writing):

6.1	this Option Agreement;

6.2	a duly completed Notice of Exercise in the form appended to this Option Agreement;

6.3	where required by the Company, a duly completed Joint Election; and

6.4	a cheque made payable to the Company in respect of the Option Price.

7.	The Option Holder hereby:

7.1	covenants with the Company to allow the Company to recover from the Option Holder Tax Liabilities arising in connection with or as a result of the exercise of the EMI Option and to indemnify and keep indemnified on a continuing basis the Company and any Group Member in respect of such Tax Liabilities and for the purposes of such indemnity:

7.2	hereby authorises the Company to deduct sufficient funds which, in the reasonable opinion of the Board, would be equal to any Tax Liabilities from any payment made to or in respect of the Option Holder by it or any Group Member during the same calendar month or other relevant period in which such Tax Liabilities arise. If there is no such payment made or the Tax Liabilities exceed the amount of such payment the Option Holder hereby agrees to pay the full amount of the Tax Liabilities or any such excess (as the case may be) in cleared funds within seven days of a valid demand by the Company or any Group Member; and

7.3	appoints a member of the Board as his trustee for the purposes of providing the Company or any Group Member (as appropriate) with sufficient funds to recover any Tax Liabilities by receiving on trust or retaining on trust (as the case may be) (out of the total number of Shares to which the Option Holder is entitled following the relevant exercise of the EMI Option) the legal title to and selling such number of Shares as, in the reasonable opinion of the Board, is required to realise a cash amount equivalent to the Tax Liabilities and the Option Holder hereby covenants to pay to the Company, should such sale realise a cash amount less than the Tax Liabilities, an amount equal to the difference within seven working days of demand by the Company.

8.	The EMI Option is exercisable only by the Option Holder (or his personal representatives) and may not be transferred, assigned or charged and the EMI Option will lapse on the occasion of any assignment, charge, disposal or other dealing with the rights conveyed by it.

9.	The Company has agreed or will agree the Market Value of a Share for the purposes of this Scheme as at the Date of Grant with HM Revenue and Customs.

10.	A person who is not a party to this deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this deed. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

11.	The Shares which will be acquired when the Option is exercised are subject to the terms and restrictions set out in the Company’s articles of association, and a copy of the current articles of association is attached.

APPENDIX

Form of Notice of Exercise

Please read the notes at the foot of his form carefully before completing it

To:	The Secretary
NuCana Biomed Limited

I, the undersigned4, having become entitled so to do, hereby exercise the EMI Option referred to in the attached Agreement in respect of Shares comprised in the EMI Option upon the terms of the 2016 NuCana Biomed Limited Share Option Scheme (“Scheme”) and agree to accept the Shares to be allotted and issued pursuant to this Notice of Exercise subject to and in accordance with the memorandum and articles of association of the Company and hereby request you to place my name on the register of members in respect thereof.

I enclose a remittance for £5 being the aggregate Option Price payable for the Shares in respect of which the EMI Option is now exercised, the Option Price (per Share) being [            ].

I understand that income tax and NIC (referred to as a Tax Liabilities in the Rules of the Scheme) may need to be accounted for by the Company to HM Revenue and Customs on this exercise and in respect of which I have indemnified the Company. I further understand that the Company has an obligation to deduct, insofar as possible, the amount of any Tax Liabilities from payments that it makes to me and I authorise the Company to make such deductions from my salary.

(please tick as appropriate6)

☐	I wish to make a cash payment to the Company in respect of the outstanding Tax Liabilities (after deduction by the Company) arising from this exercise and enclose a second cheque made payable to the Company for £●.

☐	I authorise the Company to retain and to sell on my behalf sufficient Shares so as to realise an amount sufficient to discharge the Tax Liabilities arising from this exercise.

If applicable, I hereby request you to despatch a balance certificate for the EMI Option to subscribe for any Shares included in the EMI Option referred to overleaf and not exercised on this occasion, by post at my risk to the address mentioned below.

Signature:	Date:

Surname:

Forename(s):

Address:

[If the shares are restricted under ITEPA the Option Holder should be required to enter into a Joint Election with the Company to which this Exercise Notice should refer.]

[4]	Although the Option referred to overleaf is personal to the holder named overleaf it may be exercised by his personal representative(s) if he dies while the Option is still capable of exercise provided the personal representative(s) does/do so before the expiration of 12 months from the date of the Option Holder’s death or 10 years from the date of its grant (if sooner). If there are more than one, each of the personal representatives must sign this form. A copy of the Grant of Probate must be provided with the completed Notice of Exercise.
[5]	The remittance should be for an amount equal to the Option Price per Share shown overleaf, multiplied by the number of Shares applied for.
[6]	Please tick the appropriate box. If you fail to tick a box or if you tick the first box but your cash payment or next month’s salary are insufficient to cover the full liability, the Company will retain and sell sufficient shares to cover the liability or shortfall or will withhold the transferring of the shares to you until the full tax liabilities have been met by you.

In Witness whereof the parties have signed this Agreement on the date specified above:

EXECUTED as a DEED	)
but not delivered until the date hereof	)
for and on behalf of THE COMPANY	)

Director

Director/Secretary

SIGNED as a DEED	)
but not delivered until the date hereof	)
by ●	)
in the presence of:	)

Name of Witness
Address

SCHEDULE 3 INCENTIVE STOCK OPTIONS: US SUB-PLAN

UNITED STATES SUB-PLAN TO THE NUCANA BIOMED LIMITED SHARE OPTION SCHEME

1.	The terms and conditions of this sub-plan (this “Sub-Plan”) shall apply to Options granted to Option Holders subject to taxation in the United States (“US Participants”). The terms and conditions provided herein shall apply in addition to, or instead of where inconsistent with, the terms and conditions of the 2016 NuCana BioMed Limited Share Option Scheme (as amended and/or restated from time to time, the “Scheme”).

2.	Capitalized terms used but not defined in this Sub-Plan shall have the meanings set forth in the Scheme.

3.	For purpose of this Sub-Plan, the following terms shall have the meanings set forth below:

3.1.	“Fair Market Value” means, on any given date (i) if the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Market, the NASDAQ Global Select Market or the NASDAQ Capital Market, the closing sales price for such Shares as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable (or, if no closing sales price was reported on that date, on the last trading date such closing sales price was reported); (ii) if (i) does not apply, then if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for the Shares on the day of determination (or, if no bids and asks were reported on that date, on the last trading date such bids and asks were reported); or (iii) if (i) and (ii) do not apply, such value as the Board in its discretion may in good faith determine in accordance with Section 409A of the US Code and the regulations thereunder (and, with respect to Incentive Stock Options, in accordance with Section 422 of the US Code and the regulations thereunder).

3.2.	“Incentive Stock Option” means an Option or portion thereof intended to meet the requirements of an incentive stock option as defined in US Code Section 422 and designated as an Incentive Stock Option in the applicable Option Agreement, and if the Board does not designate an Option as an Incentive Stock Option in the Option Agreement, the terms of the Option Agreement for such Option hereby provide that the Option will not be treated as an Incentive Stock Option under US Code Section 422.

3.3.	“Non-Qualified Option” means an Option or portion thereof that does not qualify as or is not intended to be an Incentive Stock Option or that is not designated as an Incentive Stock Option in the applicable Option Agreement.

3.4.	“Ten Percent Shareholder” means an individual who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in

US Code Section 424(d)), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a “parent” or “subsidiary” company (within the meaning of US Code Section 424).

3.5.	“US Code” means the US Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

3.6.	“US Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

4.	Eligibility. An individual who is subject to US Code Section 409A will not be an Eligible Employee unless he or she is an employee of, or a director to, the Company or a Qualifying Subsidiary in which the Company has a “controlling interest” (for purposes of US Code Section 409A).

5.	Options. The Option Price per Share of an Option granted to a US Participant shall not be less than the Fair Market Value of a Share underlying the Option on the grant date. The “Date of Grant” of an Option granted to a US Participant shall be the date on which such Option was approved by the Board.

6.	Incentive Stock Options. The following conditions apply to awards of Incentive Stock Options in addition to or, where inconsistent, in lieu of those described in the Scheme:

6.1.	Eligibility. Incentive Stock Options may be granted only to US Participants who are employees of the Company or any of its “parent” or “subsidiary” companies (within the meaning of US Code Section 424).

6.2.	Option Price. In the case of a Ten Percent Shareholder, the price at which a Share may be purchased upon exercise of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of such Share on the grant date.

6.3.	Certain Maximum Limits. The maximum number of Shares issuable upon the exercise of Incentive Stock Options at any time shall not exceed 2,750,000 Shares, subject to adjustment as provided in Rule 10 of the Scheme.

6.4.	Term of Options. In the case of a Ten Percent Shareholder, the term of an Incentive Stock Option shall be no greater than five years.

6.5.	Notice. Each US Participant awarded an Incentive Stock Option under the Scheme shall notify the Company in writing immediately after the date he or she makes a “disqualifying disposition” (as defined in US Code Section 421(b)) of any Shares acquired pursuant to the exercise of such Incentive Stock Option. The Company may, if determined by the Board and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable US Participant until the end of any period during which a disqualifying disposition could occur, subject to complying with any instructions from such US Participant as to the sale of such Shares.

6.6.	Certain Dollar Limitations. The aggregate Fair Market Value, determined as of the grant date, for Options granted under the Scheme (or any other stock option scheme required to be taken into account under US Code Section 422(d)) that are intended to be Incentive Stock Options which are first exercisable by the US Participant during any calendar year shall not exceed $100,000. To the extent an Option purporting to be an Incentive Stock Option exceeds the limitation in the previous sentence, the portion of the Option in excess of such limit shall be a Non-Qualified Option.

6.7.	Limits on Transferability. Notwithstanding anything in the Scheme to the contrary, no Incentive Stock Option shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a US Participant to, any party, other than the Company or any Subsidiary, or assigned or transferred by a US Participant otherwise than by will or the laws of descent and distribution, and such Incentive Stock Options and rights shall be exercisable during the lifetime of the US Participant only by the US Participant or his or her guardian or legal representative.

7.	Replacement Options. The provisions of Rule 8 of the Scheme regarding the granting of a Replacement Option shall apply to Options held by US Participants, provided that any such Replacement Option shall satisfy the requirements of US Code Section 409A (and to the extent applicable, US Code Section 422).

8.	Variation of Capital. Any adjustment under Rule 10 of the Scheme to an Option held by a US Participant shall be done in accordance with US Code Section 409A (and to the extent applicable, US Code Section 422).

9.	Tax Withholding. The Company and its subsidiaries shall be entitled to withhold from any payments or vesting or exercise of Options under the Scheme any amount of federal, state and local tax withholding determined by the Board to be required by law (including, without limitation, in their sole discretion, withholding Shares that otherwise would be acquired upon the exercise of an Option and/or withholding from any payroll or other amounts otherwise due to a US Participant).

10.

US Code Section 409A. With respect to US Participants, the Scheme, this Sub-Plan and all Options are intended to comply with, or be exempt from, US Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and all provisions of the Scheme, this Sub-Plan and related agreements shall be applied and interpreted in a manner consistent therewith. Notwithstanding anything contained herein to the contrary, in the event any Option is subject to US Code Section 409A, the Board or the Company’s general counsel may, in their sole discretion and without a US Participant’s prior consent, amend the Scheme, this Sub-Plan and/or any Option, adopt policies and procedures, or take any other actions as deemed appropriate by the Board or the Company’s general counsel to (i) exempt the Scheme, this Sub-Plan and/or any Option from the application of US Code Section 409A, (ii) preserve the intended tax treatment of any such Option or (iii) comply with the requirements of US Code Section 409A. Neither the Company nor any of its Subsidiaries shall be held liable for any taxes, interest, penalties or other amounts owed by a US Participant under US Code Section 409A. In the event that a US Participant is a “specified employee” within the meaning of US Code Section 409A, and a payment or benefit provided for under the Scheme or this Sub-Plan would be subject to additional tax under US Code Section 409A if such payment or benefit is paid within six (6) months after such US Participant’s separation from service (within the meaning of US Code Section 409A), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such US Participant’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under US Code Section 409A instead shall be paid to the US Participant in a lump-sum, without interest, on the earlier of (i) the first business day of the seventh month following such US Participant’s separation from service or (ii) the tenth business day following such US Participant’s death. Any provision of the Scheme or this Sub-Plan that violates US Code Section 409A shall be deemed null and void with respect to any US Participant.